NAME OF REGISTRANT:
Franklin Valuemark Funds
File No. 811-5583

EXHIBIT ITEM No. 77D(ii): Policies with respect to security investments

At a meeting held on March 19, 1998 the Board of Trustees of the Registrant approved the following resolutions:

	RESOLVED, that (1) the limit on foreign
securities be increased from 10% to 20% of total assets, (2) up to 5% of total assets be allowed to be invested in securities rated below CCC, and (3) investments of up to 5% of total assets be allowed in trade claims for the High Income Fund, and

	FURTHER RESOLVED, that (1) the limit on
REIT investments be increased from 10% to 15% of total assets and (2) the ability to invest in developing markets be increased from under 5% to no more than 10% of total assets, while maintaining the current limit of 20% of total assets for all foreign investments for the Growth and Income Fund; and

FURTHER RESOLVED, that (1) the limit on
investments in lower-rated "junk" bonds
be increased from 5% to 10% of total assets, primarily to permit increased exposure to developing markets and (2) investments in enhanced convertible securities of up to 5% of total assets be allowed for the Templeton
International Equity Fund; and

FURTHER RESOLVED, that the limit on
investments in lower-rated "junk" bonds
be increased from 25% to 30% of total
assets, primarily to permit increased
exposure to developing markets for the
Templeton Global Income Securities Fund; and

	FURTHER RESOLVED, that the Value
Securities Fund, like the Trust's Mutual
Discovery Securities Fund and Mutual
Shares Securities Fund, but unlike other
Valuemark funds, will not be subject to
the Trust's fundamental restriction which prohibits investments made for the purpose of exercising control or management over the issuer; and

FURTHER RESOLVED, that changes to the
Trust-wide statements concerning foreign securities for certain funds in the "encyclopedia" section of the prospectus, such as eliminating the summary policy statement regarding investments in foreign securities and any additional foreign policy statements, as well as clarifying the definition of foreign securities to include securities of companies organized outside the U.S., ("foreign issuers"), whether or not they are publicly traded within the U.S., be, and they hereby are, approved; and

FURTHER RESOLVED, that the Prospectus and/or
Statement of Additional Information for the Franklin Valuemark Funds be amended to reflect the revisions to the investment policies and restrictions for High Income
Fund, Growth and Income Fund, Templeton
International Equity Fund, Templeton Global
Income Securities Fund and Value Securities
Fund, as well as the general change to
the Prospectus regarding foreign securities, hereinbefore approved.

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